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                                                                    EXHIBIT 99.2

                                 ELECTION FORM
                               MOMED HOLDING CO.
                        8630 DELMAR BOULEVARD, SUITE 100
                           ST. LOUIS, MISSOURI  63124

THIS IS THE ELECTION FORM REFERENCED IN THE MOMED HOLDING CO. PROXY STATEMENT AND THE MAIC HOLDINGS, INC. PROSPECTUS ("PROXY STATEMENT/PROSPECTUS") IN CONNECTION WITH AN AGREEMENT AND PLAN OF MERGER AND THE REGISTRATION OF 396,852 SHARES OF COMMON STOCK OF MAIC HOLDINGS, INC. CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE MEANING SET FORTH IN THE PROXY STATEMENT/PROSPECTUS.

        I hereby elect to have my shares of MOMED Holding Common Stock converted into the following pursuant to and upon the effective time of the Merger (the "Merger Consideration"):

[ ] STOCK ELECTION: Subject to the limitation set forth below, _______ shares of MOMED Holding Co. Common Stock are to be converted into .779 of a share of MAIC Holdings, Inc. Common Stock.

[ ] CASH ELECTION: Subject to the limitation set forth below, _______ shares of MOMED Holding Co. Common Stock are to be exchanged for $25.32 in cash (without interest).

LIMITATION

        The total number of shares of MAIC Holdings Common Stock included in the Merger Consideration to be issued in exchange for the MOMED Common Stock pursuant to the Stock Election will not be more than 350,000 shares of MAIC Holdings Common Stock, nor less than 275,000 shares of MAIC Holdings Common Stock. If the holders of MOMED Common Stock make Stock Elections that would result in the issuance of a number of shares of MAIC Holdings Common Stock in excess of 350,000 shares, then a portion of the shares of the MOMED Common
Stock subject to each Stock Election shall be converted on a pro rata basis into the right to receive cash in the same amount as those MOMED stockholders who made Cash Elections, as set forth in the Proxy Statement/Prospectus. If the holders of MOMED Common Stock make Cash Elections that would result in the issuance of a number of shares of MAIC Holdings Common Stock that is less than 275,000 shares, then a portion of the shares of the MOMED Common Stock subject to each Cash Election shall be converted on a pro rata basis into MAIC Holdings Common Stock at the same ratio as the holders who made the Stock Elections, as set forth in the Proxy Statement/Prospectus.

THIS ELECTION FORM MUST BE EXECUTED AND RETURNED REGARDLESS OF WHETHER THE ACCOMPANYING REVOCABLE PROXY IS EXECUTED AND RETURNED AND REGARDLESS OF WHETHER A STOCKHOLDER VOTES ON THE AGREEMENT AND PLAN OF MERGER.

HOLDERS OF MOMED HOLDING CO. COMMON STOCK WHO DESIRE TO MAKE AN ELECTION MUST PROPERLY COMPLETE THIS ELECTION FORM AND THIS ELECTION FORM MUST BE RECEIVED BY RETURNING THE ENCLOSED SELF-ADDRESSED ENVELOPE TO:

                        CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                        450 West 33rd Street
                        New York, New York 10001
                        Attn: Reorganization Division

HOLDERS OF MOMED HOLDING CO. COMMON STOCK WHO DO NOT PROPERLY EXECUTE AND RETURN THIS ELECTION FORM BY 5:00 P.M. CST ON NOVEMBER 15, 1996 WILL BE DEEMED TO HAVE MADE AN ELECTION TO RECEIVE CASH IN EXCHANGE FOR MOMED HOLDING CO. COMMON STOCK.

Signature: _________________________________         Date: ____________
Print Name:_________________________________
Number of Shares Converted:_________________